Exhibit 10.1

SANDY SPRING BANCORP, INC.

2015 OMNIBUS INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance Restricted Stock Unit Award Agreement (this “Agreement”) is made effective March 11, 2020 (the “Grant Date”) and evidences the Restricted Stock Unit Award (“RSU Award”) made to [________________] (“Grantee”) by Sandy Spring Bancorp, Inc., a Maryland corporation (the “Company”), pursuant to the Company’s 2015 Omnibus Incentive Plan (the “Plan”) and the terms of this Agreement. Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan. The provisions of the Plan are hereby incorporated by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

1.            RSU Award. The Company hereby grants to Grantee, pursuant to and subject to the Plan, an aggregate “target” of [_______] restricted stock units (“RSUs”). Each RSU represents the right to receive one Share on the terms, and subject to the conditions, set forth in this Agreement. The number of RSUs that may be earned and vested pursuant to this RSU Award shall range from 0% to 150% of the target RSUs. Prior to settlement, the RSUs will be accounted for by the Company in a bookkeeping account.

2.            Vesting of RSUs.

2.1            General Vesting. Except as may otherwise be provided herein, a number of RSUs shall be earned and vested based on the achievement of the performance goals set forth in Appendix A, subject to Grantee not having terminated employment prior to the end of the Performance Period. The Committee shall, following the end of the Performance Period, determine whether and the extent to which the performance goals for the Performance Period have been satisfied and the number of RSUs earned by Grantee. Such determinations by the Committee shall be final and binding. Except as expressly otherwise provided in this Section 2, employment for only a portion of the Performance Period, even if a substantial portion, will not entitle Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 2.7 below or under the Plan.

2.2            Death. In the event of Grantee’s termination of employment by reason of death prior to the end of the Performance Period, the RSU Award shall immediately vest and the performance-based vesting conditions shall be deemed to have been achieved at “target”, as set forth in Appendix A.

2.3            Disability. In the event of Grantee’s termination of employment by reason of Disability prior to the end of the Performance Period, this RSU Award will continue to vest in accordance with its terms, and Grantee will be entitled to receive the number of Shares, if any, that Grantee would have received (i.e., based on actual achievement of the performance-based vesting conditions) had Grantee’s employment continued through the end of the Performance Period. For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity that results in Grantee becoming eligible for long-term disability benefits under the Company’s long-term disability plan or from the U.S. Social Security Administration. In the event that Grantee’s employment terminates by reason of Disability and Grantee’s death occurs prior to the end of the Performance Period, then the RSU Award shall immediately vest and the performance-based vesting conditions shall be deemed to have been achieved at “target”, as set forth in Appendix A.

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2.4            Retirement. In the event that Grantee’s employment terminates by reason of Grantee’s Retirement (as defined below) at any time prior to the end of the Performance Period, this RSU Award will continue to vest in accordance with its terms, and Grantee will be entitled to receive the number of Shares, if any, that Grantee would have received (i.e., based on actual achievement of the performance-based vesting conditions) had Grantee’s employment continued through the end of the Performance Period; provided that, as a condition to such vesting, (i) Grantee satisfies the release requirement set forth in the following sentence and (ii) Grantee complies with the conditions set forth in Section 5 through the end of the Performance Period. As a condition to the continued vesting of the RSU Award, Grantee shall, not later than twenty-one (21) days after termination of Grantee’s employment (or such longer period as may be required under applicable law for Grantee to consider the release in order for the release to be effective) execute a general release of all then existing claims against the Company and its affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of Grantee’s employment with the Company in a form substantially consistent with the Company’s standard form of general release used for officers, and such release shall not have been revoked by Grantee pursuant to any revocation rights afforded by applicable law. For purposes of this Agreement, “Retirement” shall mean termination of employment (other than by reason of death, Disability or by the Company for Just Cause (as defined below)) on or after the date that Grantee has attained the age of 65 or on or after the date Grantee has attained the age of 60 with 10 years of continuous service.

2.5            Termination without Just Cause. In the event that the Company terminates Grantee’s employment without Just Cause (other than following a Change in Control) prior to the end of the Performance Period, this RSU Award will continue to vest in accordance with its terms, and Grantee will be entitled to receive the number of Shares, if any, that Grantee would have received (i.e., based on actual achievement of the performance-based vesting conditions) had Grantee’s employment continued through the date of delivery of such Shares, multiplied by a fraction, the numerator of which is the total number of days in the Performance Period that occurred prior to Grantee’s termination of employment and the denominator of which is the total number of days in the Performance Period; provided that, as a condition to such vesting, Grantee satisfies the release requirement set forth in the following sentence. As a condition to the continued vesting of the RSU Award, Grantee shall, not later than twenty-one (21) days after termination of Grantee’s employment (or such longer period as may be required under applicable law for Grantee to consider the release in order for the release to be effective) execute a general release of all then existing claims against the Company and its affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of Grantee’s employment with the Company in a form substantially consistent with the Company’s standard form of general release used for officers, and such release shall not have been revoked by Grantee pursuant to any revocation rights afforded by applicable law. For purposes of this Agreement, “Just Cause” shall have the meaning given to such term in Section 10(c) of the Plan.

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2.6            Change in Control. Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control, this RSU Award will convert to RSUs equal to the target number of RSUs specified in Section 1, which RSUs will vest and become payable in accordance with the service-based vesting conditions set forth in Appendix A (that is, following a Change in Control, the RSU Award will be subject to only time-based vesting based on Grantee’s continued employment, and not any performance-based measures). If Grantee’s employment is terminated by the Company without Just Cause or by Grantee with Good Reason, in each case within the twenty-four (24) month period following the Change in Control and on or before the end of the Performance Period, the RSUs shall immediately vest upon the termination of Grantee’s employment. “Good Reason” shall be deemed to exist at the time that any of the following events occurs without Grantee’s express written consent: (1) a material reduction in Grantee’s responsibilities or authority in connection with Grantee’s employment with the Company; (2) a material reduction in Grantee’s base salary; (3) a material reduction in Grantee’s incentive compensation and benefits; or (4) a requirement that Grantee’s principal business office be relocated by more than fifty (50) miles from his or her office, unless such relocated principal business office is closer to Grantee’s principal place of residence. Notwithstanding the forgoing, Grantee will only have Good Reason if Grantee provides notice to the Company of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and such event or circumstance is not cured within thirty (30) days after the Company’s receipt of such notice. If Grantee initiates termination with Good Reason, the actual termination must occur within sixty (60) days after the date of the notice of termination. Grantee’s failure to give timely notice of termination with respect to the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of Grantee’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

2.7            Other Termination of Service. In the event of Grantee’s termination of employment prior to the end of the Performance Period for any reason other than as set forth in Sections 2.2 through 2.6, the RSU Award shall immediately and automatically be forfeited, surrendered and cancelled without consideration and without any further action by Grantee.

3.            Settlement of RSU Award. Subject to Section 4 hereof, as soon as practically possible, but no later than (a) seventy-five (75) days following the end of the Performance Period or (b) thirty (30) days following Grantee’s death or the vesting of RSUs pursuant to Section 2.6, the Company shall issue and deliver to Grantee the number of Shares equal to the number of earned and vested RSUs, with any fractional Shares being rounded up to the nearest whole number.

4.            Tax Withholding. Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; or (b) authorizing the Company to withhold Shares from the Shares otherwise issuable or deliverable to Grantee as a result of the vesting of the RSUs; provided, however, that no Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

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5.            Conditions upon Retirement. If Grantee’s employment terminates by reason of Retirement, the rights of Grantee with respect to the RSU Award shall be subject to the conditions that, until the end of the Performance Period, Grantee shall not directly or indirectly: (a) be employed by, serve as a consultant to, otherwise assist or participate in any manner with (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or provide services to a Competitor (defined below) if the employment, consulting, assistance, participation or services that Grantee is to provide to the Competitor are the same as, or substantially similar to, any of the services that Grantee provided to the Company and are or will be within the Restricted Territory (defined below); (b) solicit or attempt to solicit the business of any party who is then, or during the 12-month period prior to Grantee’s Retirement was, a customer or supplier of the Company; or (c) solicit, entice, persuade or induce any individual who is employed by the Company (or was so employed within ninety (90) calendar days prior to Grantee’s Retirement and not involuntarily terminated for any reason other than cause) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company, and Grantee will not approach any such employee, either in person or through electronic or social media, for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. For purposes of this Agreement, the term “Competitor” means a financial services business that is or was competitive with any of the business activities of the Company during the 12-month period prior to Grantee’s termination of employment or service and the term “Restricted Territory” means the metropolitan statistical areas in which the Company maintains any offices at the time of Grantee’s Retirement.

6.            Nontransferability of Agreement. This RSU Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, its subsidiaries and its affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

7.            Privileges of Stock Ownership.

7.1            Until the issuance of the Shares subject to this RSU Award (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of Shares shall exist with respect to this RSU Award.

7.2            As of any date that the Company pays a cash dividend on its Shares, the Company shall credit Grantee with an additional number of RSUs equal to (i) the per share cash dividend paid by the Company on its Shares, multiplied by (ii) the total number of RSUs (including any dividend equivalents previously credited hereunder) subject to this RSU Award as of the related dividend payment record date, divided by (iii) the Fair Market Value of a Share on the date of payment of such dividend. Any RSUs credited pursuant the foregoing provisions of this Section 7.2 shall be subject to the same vesting, forfeiture and other terms, conditions and restrictions as the RSUs to which they relate and shall be paid in cash on the same date that the RSUs to which they are attributable are settled in accordance with Section 3 hereof. Grantee will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in this Agreement.

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8.            No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Grantee any right to continue in the employ of, or to continue or establish any other relationship with, the Company, or limit in any way the right of the Company to terminate Grantee’s employment, with or without Just Cause.

9.            Adjustment. If any event described in Section 5(c) of the Plan occurs after the Grant Date and while the RSU Award remains outstanding, the adjustment provisions as provided for under Section 5(c) of the Plan shall apply to the RSU Award.

10.          Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Sandy Spring Bank Human Resources Department. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address on file with Sandy Spring Bank or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; five (5) days after deposit in the United States mail; one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

11.          Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement and the Plan shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

12.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to that body of law pertaining to choice of law or conflict of laws.

13.          Regulatory Matters/Compliance with Laws. In the event that the grant, exercise, lapse of restrictions, payment, settlement, or accrual of this RSU Award or any term of this RSU Award is restricted or prohibited or otherwise conflicts with any applicable statute (including, without limitation, Section 18(k) of the Federal Deposit Insurance Act, as amended) or any applicable regulation or other guidance thereunder, or any agreement or arrangement with or restriction imposed by, the United States Department of the Treasury, any bank regulatory agency or any other governmental agency (a “Governmental Restriction”), in each case, as determined by the Committee in its sole discretion, then the Committee may unilaterally modify the terms of this RSU Award in such manner as the Committee determines in its sole discretion to be necessary to avoid such restriction or prohibition or eliminate such conflict, all without the further consent of Grantee, such consent being given through Grantee’s acceptance of this RSU Award. In addition, any Shares acquired by Grantee pursuant to this RSU Award, or any proceeds from the disposition of any such shares, shall be subject to forfeiture and return to the Company to the extent required by a Governmental Restriction.

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14.            Clawback. This RSU Award shall be subject to the clawback, recapture or recoupment policy, if any, that the Company may adopt from time to time and, in accordance with such policy, as in effect from time to time, may be subject to the requirement that any Shares issued pursuant to this RSU Award be forfeited, reduced, or repaid to the Company after they have been distributed to Grantee.

15.            Beneficiary. Grantee may file with the Company a written designation of a beneficiary on such form as prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to Grantee’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by Grantee, the beneficiary shall be deemed to be his or her spouse or, if Grantee is unmarried at the time of death, his or her estate.

16.            Section 409A. It is intended that the payments and benefits under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Grantee to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code, yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Grantee. Notwithstanding anything to the contrary in this Agreement, to the extent that any payment (including Share delivery) is to be made upon a separation from service and such payment would result in the imposition of any individual penalty tax and late interest charges imposed under Section 409A of the Code, such payment shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon Grantee’s death, if earlier).

17.            Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations with respect thereto.

18.            Headings. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and not shall constitute a part, of this Agreement.

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Appendix A

This Appendix A sets forth the terms and conditions applicable to the vesting of RSUs subject to this RSU Award and is incorporated by reference in the Agreement. All capitalized terms not defined herein shall have the same meaning as set forth in the Agreement or the Plan, as applicable.

1.            Definitions.

“Accumulated Shares” means for a given trading day, the sum of (i) one (1) share and (ii) a cumulative number of shares, including the accumulated value of a company’s dividends paid during the Performance Period, of a company’s common shares purchased with dividends declared on a company’s common shares, assuming same day reinvestment of the dividends in the common shares of a company at the closing price on the ex-dividend date, for ex-dividend dates between the first day of the period over which the Beginning Average Stock Price is calculated and the trading day, appropriately adjusted to reflect stock splits, stock dividends, spin-offs and similar transactions.

“Average ROTCE” means the three-year average ROTCE for the Performance Period.

“Beginning Average Stock Price” means the average, over the twenty (20) consecutive trading days ending on the last trading day immediately preceding the first day of the Performance Period, of the closing price of a company’s common shares multiplied by the Accumulated Shares for each trading day during the measurement period.

“Cumulative Adjusted EPS” means the cumulative diluted earnings per share achieved for the Performance Period, adjusted to exclude one-time or unusual items as the Board or the Committee may determine, including without limitation, (i) any effect of a change in accounting principles; and (ii) the after-tax impact of merger-related costs (including adjustments to the allowance for loan losses), discontinued operations, unplanned executive costs, securities gains and branch closure costs.

“Ending Average Stock Price” means the average, over the twenty (20) consecutive trading days ending on the last trading day of the Performance Period, of the closing price of a company’s common shares multiplied by the Accumulated Shares for each trading day during the measurement period.

“Performance Period” means the three-year period beginning January 1, 2020 and ending December 31, 2022.

“Relative ROTCE Percentile” means the percentile rank of the Company’s Average ROTCE relative to the Average ROTCE of the companies in the ROTCE Peer Group for the Performance Period. Relative ROTCE Percentile will be determined by ranking the Average ROTCE of the Company and each of the companies in the ROTCE Peer Group from highest to lowest, with the company having the highest Average ROTCE being assigned a rank of 1. The Company’s Relative ROTCE Percentile shall be calculated using the equation below, where N is the total number of companies in the ROTCE Peer Group, including the Company, and R is the Company’s ranking within the ROTCE Peer Group:

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Relative ROTCE Percentile =	N – R N – 1

“Relative TSR Percentile” means the percentile rank of the Company’s Total Shareholder Return relative to the Total Shareholder Return of the companies in the TSR Peer Group for the Performance Period. Relative TSR Percentile will be determined by ranking the Total Shareholder Return of the Company and each of the companies in the TSR Peer Group from highest to lowest, with the company having the highest Total Shareholder Return being assigned a rank of 1. The Company’s Relative TSR Percentile shall be calculated using the equation below, where N is the total number of companies in the TSR Peer Group, including the Company, and R is the Company’s ranking within the TSR Peer Group:

Relative TSR Percentile =	N – R N – 1

“ROTCE” means, for any fiscal year, net income attributable to common shareholders, adjusted to exclude (i) any effect of a change in accounting principles; and (ii) the after-tax impact of amortization of intangibles, merger-related costs (including adjustments to the allowance for loan losses), discontinued operations, and securities gains, divided by average tangible common equity.

“ROTCE Peer Group” means the companies listed on Schedule I hereto.

“Total Shareholder Return” or “TSR” shall mean the result obtained by using the following equation:

TSR =	(Ending Average Stock Price – Beginning Average Stock Price) Beginning Average Stock Price

“TSR Peer Group” means the companies listed on Schedule II hereto.

2.            Vesting Determination.

a.            Except as otherwise provided for herein and the Agreement, one-third of the RSUs granted pursuant to this RSU Award shall be eligible to vest determined by reference to the Company’s Relative TSR Percentile. Grantee shall vest in a number of RSUs determined in accordance with the following schedule:

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Relative TSR Percentile	Performance Level	Percentage of RSUs Vesting
Below 25th percentile	Below Threshold	0%
25th percentile	Threshold	50%
50th percentile	Target	100%
75th percentile or above	Maximum	150%

For purpose of this schedule, the percentage of RSUs vesting based on Relative TSR Percentile achieved between the levels set forth in the table above shall be determined by straight-line interpolation between performance levels.

b.            Except as otherwise provided for herein and the Agreement, one-third of the RSUs granted pursuant to this RSU Award shall be eligible to vest determined by calculating the Company’s Cumulative Adjusted EPS during the Performance Period. Grantee shall vest in a number of RSUs determined in accordance with the following schedule:

Cumulative Adjusted EPS	Performance Level	Percentage of RSUs Vesting
Less than	Below Threshold	0%
	Threshold	50%
	Target	100%
or more	Maximum	150%

For purpose of this schedule, the percentage of RSUs vesting based on Cumulative Adjusted EPS achieved between the levels set forth in the table above shall be determined by straight-line interpolation between performance levels.

c.            Except as otherwise provided for herein and the Agreement, one-third of the RSUs granted pursuant to this RSU Award shall be eligible to vest determined by calculating the Company’s Relative ROTCE during the Performance Period. Grantee shall vest in a number of RSUs determined in accordance with the following schedule:

Relative ROTCE Percentile	Performance Level	Percentage of RSUs Vesting
Below 25th percentile	Below Threshold	0%
25th percentile	Threshold	50%
50th percentile	Target	100%
75th percentile or above	Maximum	150%

For purpose of this schedule, the percentage of RSUs vesting based on the Company’s Relative ROTCE achieved between the levels set forth in the table above shall be determined by straight-line interpolation between performance levels.

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Schedule I

ROTCE Peer Group

[list of companies]

Any member of the ROTCE Peer Group that ceases trading before the end of the Performance Period because the company has been acquired by or merged into another company (whether by another company in the ROTCE Peer Group or otherwise, but not including internal reorganizations), has sold all or substantially all of its assets, or conducts a “going private” transaction will be removed from the ROTCE Peer Group for the entire Performance Period and will not be replaced. If a member of the ROTCE Peer Group: (i) files for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations other than by virtue of a merger, consolidation, share exchange or similar transaction, then the company will remain in the ROTCE Peer Group with a ROTCE of -100%.

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Schedule II

TSR Peer Group

[list of companies]

Any member of the TSR Peer Group that ceases trading before the end of the Performance Period because the company has been acquired by or merged into another company (whether by another company in the TSR Peer Group or otherwise, but not including internal reorganizations), has sold all or substantially all of its assets, or conducts a “going private” transaction will be removed from the TSR Peer Group for the entire Performance Period and will not be replaced. If a member of the TSR Peer Group: (i) files for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations other than by virtue of a merger, consolidation, share exchange or similar transaction, then the company will remain in the TSR Peer Group with a TSR of -100%.

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